
Daily Separate Account Charges (see Section 8.04):


[Mortality and Expense Risks Charge:
                  Current and Maximum                         Annual rate of 1.10% (equivalent to a
                                                              daily rate of 0.003032%).

Administration Charge:
                  Current and Maximum                         Annual rate of 0.35% (equivalent to a
                                                              daily rate of 0.000973%).

Distribution Charge:
                  Current and Maximum                         Annual rate of 0.45% (equivalent to a
                                                              daily rate of 0.001250%).]

















94ICA/B-SEL                                                        Select (5/01)